Exhibit 4.11
RESTRICTED STOCK AWARD AGREEMENT
[FORM]
     This Restricted Stock Award Agreement (this “Agreement”) is made as of the ___day of                     , 20___ (the “Date of Grant”), between Sport Supply Group, Inc., a Delaware corporation (the “Company”), and                     .
     This Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Shares. By accepting this Agreement, you agree to be bound by all of the terms hereof.
     1. Grant of Restricted Shares. The Company is pleased to grant you an award (the "Award”) to receive an aggregate of                      shares (the “Restricted Shares”) of common stock, par value $ .01 per share, of the Company (the “Stock”). This Award is subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Agreement and in the Sport Supply Group, Inc. Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”). Except as provided below, to the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement, shall have the meanings given to them in the Plan.
     2. Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on the Restricted Shares expire, or the Restricted Shares are forfeited, as described in Sections 5, 6 and/or 7 of this Agreement. If the Company certificates the shares, you will execute one or more stock powers in blank for the certificate(s) and deliver those stock powers to the Company. The Company will hold the Restricted Shares and/or the related certificate(s) and stock powers, if any, pursuant to the terms of this Agreement until such time as (a) certificate(s) for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled or forfeited pursuant to this Agreement. You hereby acknowledge that, if issued, the certificate(s) for the Restricted Shares, at the Company’s sole discretion, may bear a legend noted conspicuously thereon referring to the terms, conditions, and restrictions described in the Plan and in this Agreement.
     3. Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to the holders of Stock or, if later, the 15th day of the third month following the date the dividends are paid to the holders of Stock.
     4. Restrictions. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Sections 5, 6 and/or 7 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. You hereby agree that if any of the Restricted Shares are forfeited, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company and that all your rights thereto shall terminate without any payment of consideration by the Company.

     5. Expiration of Restrictions and Risk of Forfeiture. Except as otherwise provided in Sections 6 and 7, the restrictions on the Restricted Shares granted pursuant to this Agreement will expire and become transferable and nonforfeitable in accordance with the following schedule:
[INSERT VESTING SCHEDULE]
provided, however, that such restrictions will expire on such date(s) only if you have been performing service to the Company continuously since the Date of Grant through the applicable vesting date(s). To the extent that application of the above vesting schedule would result in you becoming vested in a fractional number of Restricted Shares with respect to any vesting date, the number of Restricted Shares vested on such vesting date shall be rounded down to the nearest whole Restricted Share.
     6. Change in Control. In the event of any Change in Control occurring after the Date of Grant, all of the Restricted Shares granted pursuant to this Agreement will become immediately and unconditionally vested and unrestricted, including Restricted Shares that would not otherwise be vested. In no event, however, shall a recapitalization of the Company, a reclassification of the Company’s capital stock, or other change in the Company’s capital structure (a “recapitalization”), constitute a Change in Control for purposes of this Section 6, and the vesting of the Restricted Shares shall not be accelerated upon the occurrence of any such recapitalization; instead, in the event of any recapitalization, the Award will be adjusted in accordance with Section X of the Plan.
     7. Termination of Employment or Service Relationship.
          (a) Termination without Cause, for Good Reason, or Due to Death or Disability.
                    (i) Notwithstanding any provision of this Agreement to the contrary, if your employment or service relationship with the Company is terminated by the Company without Cause, by you for Good Reason, or due to your death or Disability at any time following the Date of Grant but prior to the full vesting of all Restricted Shares granted hereby, then all Restricted Shares granted pursuant to this Agreement shall be immediately vested and nonforfeitable as of the date of termination and all such shares shall survive your termination of employment.
                    (ii) For purposes of this Section 7, the terms “Cause,” “Good Reason” and “Disability” shall have the meanings assigned to such terms in the Executive Officer Change in Control Agreement currently in effect between you and the Company.
          (b) Other Termination of Employment. If your employment or service relationship with the Company is terminated for any reason, other than a reason set forth in Section 7(a) above at any time following the Date of Grant, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and shall be forfeited to the Company; provided, that the portion, if any, of the Restricted Shares for which restrictions have expired as of the date of such termination shall survive the termination.
          (c) Additional Termination Matters. If you are on leave of absence for any reason, the Company may, in its sole discretion, determine that you will be considered to still be in the employ of or providing services to the Company, provided that rights to the Restricted Shares will be limited to the extent to which those rights were earned or vested when the leave of absence began. In addition, the terms and provisions of the employment agreement, if any, between you and the Company (the “Employment Agreement”) that relate to or affect the Restricted Shares are incorporated herein by reference. Notwithstanding any provision of this Section 7 to the contrary, in the event of any conflict or inconsistency between the terms and conditions of this Section 7 and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall be controlling.
     8. Transferability. The Restricted Shares, and any rights or interests therein, will be transferable by you only to the extent permitted pursuant to the terms of Section XII.E. of the Plan or approved by the Committee. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions and restrictions described in the Plan or in this Agreement shall be ineffective.
     9. Withholding of Tax.
          (a) Withholding Requirement. The Company may from time to time require you to pay to the Company the amount that the Company deems necessary to satisfy the Company’s current or future obligation to withhold federal, state or local income or other taxes that you may incur as a result of the Award. In connection with such an event requiring tax withholding, you may (i) direct the Company, in the Company’s discretion, to withhold from the shares of Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value at the time as of which such determination is made; (ii) deliver to the Company, in the Company’s discretion, sufficient shares of Stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Company’s tax withholding obligation; or (iii) deliver sufficient cash to the Company to satisfy its tax withholding obligations.
          (b) Deficiency. If you fail to pay the required amount to the Company and fail to make a Stock withholding election pursuant to Section 9(a)(i) or 9(a)(ii) above, the Company is authorized to withhold from any cash remuneration (or, Stock remuneration, including withholding any shares of Stock distributable to you in connection with this Award) then or thereafter payable to you any tax required to be withheld with respect to this Award. If the Committee subsequently determines that the aggregate Fair Market Value of any shares of Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, you will pay to the Company, immediately upon the Committee’s request, the amount of the deficiency in the form of payment requested by the Committee.
          (c) Election Under Section 83(b) of the Code. You understand that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed. This election, a form of which is set forth as Appendix A to this Agreement, must be filed no later than 30 days after Date of Grant set forth herein. This time period cannot be extended. You acknowledge (i) that you have been advised to consult with a tax advisor regarding the tax consequences of the Award of the Restricted Shares, and (ii) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.
     10. Compliance with Securities Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, and foreign securities laws and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is at the time of issuance in effect with respect to the shares issued, or (b) you provide the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

     11. Adjustment Provisions. The Restricted Shares granted pursuant to this Agreement shall be subject to adjustment from time to time in accordance with Section X of the Plan.
     12. Delivery of Certificates of Stock. Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Sections 5, 6 and/or 7 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9 hereof. The value of such Restricted Shares shall not bear any interest owing to the passage of time.
     13. Employment or Service Relationship. For purposes of this Agreement, you shall be considered to be in the employment of or providing services to the Company as long as you remain an employee of or other service provider (including serving as a member of the Board) to either the Company, an Affiliate, or successor entity (or a parent or subsidiary of any of the foregoing). Without limiting the scope of the preceding sentence, it is expressly provided that your employment or service relationship with the Company shall be considered to have terminated at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs you or to which you otherwise provide services. Records of the Company regarding whether and when there has been a termination of your employment or service relationship, and the cause of such termination, shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of or to perform services for the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate your employment or service relationship at any time.
     14. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
     15. Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for breach or otherwise.
     16. No Liability for Good Faith Determinations. Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
     17. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
     18. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
     19. Notices. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date received by the person to whom it is properly addressed or, if earlier, the date sent via certified mail.

     20. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
     21. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential information and knowledge, except that which has been disclosed in any public filing required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.
     22. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributes, and upon the Company, its successors and assigns.
     23. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
     24. Company Action. Any action required of the Company shall be by resolution of the Board or by a person authorized to act by resolution of the Board.
     25. Headings. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
     26. Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
     27. No Assignment. Subject to the terms of Section 8, you may not assign this Agreement or any of your rights under this Agreement without the Company’s prior written consent, and any purported or attempted assignment without such prior written consent shall be void.
     28. Amendment. The Award may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in circumstances described in Section 28(a), with your consent.
     29. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     30. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof,

except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.
     31. Jurisdiction. You and the Company hereby irrevocably (a) submit and consent to the personal jurisdiction of the state and federal courts sitting in Dallas County, Texas with respect to any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby, and (b) waive the right to contend in any such action that venue is improperly laid in any such court or that it is an improper or inconvenient forum or lacks personal jurisdiction. If you now or hereafter reside outside the State of Texas, you hereby irrevocably appoint the Corporate Secretary of the Company as your authorized agent upon whom process may be served at such Corporate Secretary’s Company office for notices under this Agreement in any suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby that may be instituted in any state or federal court in the State of Texas by the Company. You agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon your authorized agent and written notice of such service to you shall be deemed, in every respect, effective service of process as to you for purposes of any such suit, action, or proceeding instituted in any state or federal court in the State of Texas.
     32. Agreement Respecting the Securities Act. You represent and agree that you will not sell the Stock that may be issued to you pursuant to your Restricted Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act (including Rule 144).
     33. Other Acknowledgements. The material features of the Plan are described in a prospectus intended to satisfy the requirements of section 10(a) of the Securities Act (the “Prospectus”). A copy of the Prospectus, as well as a copy of the Company’s annual report to security holders containing the information required by Rule 14a-3(b) under the Exchange Act for the Company’s latest fiscal year, has been provided to you by the Company, and you hereby acknowledge receipt of the same. Additional copies of these documents as well as a copy of the Plan shall be made available by the Company to you upon request. You further acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Stock on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Agreement and your receipt, holding and vesting of the Restricted Shares, and (c) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereto duly authorized. If you accept this Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very truly yours,

SPORT SUPPLY GROUP, INC.

By:

Name:

Title:

Date:

ACKNOWLEDGED AND AGREED:

By:

Name:

Date:

Appendix A
SECTION 83(b) ELECTION
This statement is made under section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulation section 1.83-2.
1.	The taxpayer who performed the services is:

Name:

Address:

Social Security No.:

2.	The property with respect to which the election is made is shares of the common stock (the “Shares”) of (the “Company”).

3.	The property was transferred on ___, ___(the “Date of Grant”).

4.	The taxable year for which the election is made is calendar year ___.

5.	Pursuant to the terms of a Restricted Stock Award Agreement (the “Agreement”) between the Company and the taxpayer, the Shares will not be transferable and will be subject to a substantial risk of forfeiture as set forth in the Agreement. The restrictions on all of the Shares will expire and the Shares will become transferable and nonforfeitable as follows: [INSERT VESTING SCHEDULE]; provided, however, that such restrictions will expire on such dates only if the taxpayer remains in the employ of or a service provider to the Company or its subsidiaries continuously from the Date of Grant through the applicable vesting date(s). All Shares for which the restrictions have not terminated shall be forfeited upon the termination of the taxpayer’s employment or service relationship with the Company or its subsidiaries.

[NOTE: ADD ADDITIONAL VESTING PROVISIONS, IF ANY.]

6.	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

7.	The amount paid for such property is $0.00 per share.

8.	A copy of this statement was furnished to , for whom taxpayer rendered the services underlying the transfer of such property.

9.	This statement is executed on ___, ___

Signature of Spouse (if any)	Signature of Taxpayer
This election must be filed with the Internal Revenue Service Center with which the taxpayer files his or her federal income tax returns and must be filed within 30 days after the Date of Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer must

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retain two copies of the completed form for filing with his or her federal and state tax returns for the current tax year and an additional copy for his or her records.

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